EXHIBIT 99.1

Interline Brands, Inc. Announces Termination of Its
Shareholder Rights Plan

Jacksonville, Fla. – March 18, 2010 – Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations (“MRO”) products, today announced that its Board of Directors has voted to terminate the Company’s current shareholder rights plan, which had previously been adopted in March 2009.

Michael J. Grebe, Interline’s Chairman and Chief Executive Officer, commented, “We remain focused on enhancing long-term value for our shareholders by executing on our key strategic and operational initiatives in 2010 and beyond.”

The Board’s actions accelerated the expiration date of the Company’s current shareholder rights plan to March 17, 2010, from its original expiration date of March 22, 2012.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors primarily throughout the United States, Canada, the Caribbean and Central America.

CONTACT: Michael Agliata

PHONE: 904-421-1471